Exhibit 23(a)



                Independent Auditors' Consent


The Board of Directors and Stockholders
The Beard Company:

We consent to incorporation by reference in the Registration Statements (No. 33-87110, 33-98482, and 333-06757) on Form S-8 of The Beard Company of our report dated March 19, 2001, relating to the balance sheets of The Beard Company and subsidiaries as of December 31, 2000, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of The Beard Company.


                                           COLE & REED, P.C.

Oklahoma City, Oklahoma
March 19, 2001